Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-204811
Dated August 4, 2015
(To Preliminary Prospectus dated July 31, 2015)

Free Writing Prospectus

Boxlight Corporation Company Presentation

This free writing prospectus relates to the proposed initial public offering of Class A common stock of Boxlight Corporation (the “Company”), together with the underwriter’s warrant to purchase Class A common stock and Class A common stock underlying such warrant, all of which are being registered on a Registration Statement on Form S-1 (No. 333-204811) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated July 31, 2015 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1624512/000149315215003299/forms-1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Aegis Capital Corp., Prospectus Department, at +1 (212) 813-1010.

BOXLIGHT

BOXLIGHT


BOXLIGHT

BOXLIGHT CORPORATION

Interactive Learning Technologies

BOXLIGHT

Forward Looking Statements

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.

BOXLIGHT

Free Writing Prospectus

The presentation highlights basic information about us and the offering. It does not contain all of the information that you should consider before investing.

We have filed a registration statement including a prospectus with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. These documents are available for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated July 27, 2015, is available on the SEC website. Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Ave., 11th Floor, New York, NY 10019, telephone: 212-813-1010, email prospectus@aegiscap.com.

BOXLIGHT

IPO Overview

Issuer	BOXLIGHT, Inc
Exchange/Ticker	NasdaqCM: BOXL
Offering Size	1,818,182 Shares of Class A Common Stock (100% Primary)
Price Range	$10.00 - $12.00
Over-Allotment Option	15% (100% Primary)
Use of Proceeds	Identify acquisitions, new product R&D, marketing & sales development, ERP implementation, capital expenditures and working capital
Sole Book-Runner	Aegis Capital Corp.

BOXLIGHT Today

BOXLIGHT:

- Track record of success
- Goal: global education powerhouse
  - Innovative thought leader
  - Single point of accountability
  - Trusted advisor
  - Risk averse market with noble and complex objectives
    - Educating our children
    - Advanced, complex technologies with budget and technical constraints
  - Market needs a go-to partner
- Proven leadership team – "Change the classroom, change the world"

BOXLIGHT Overview

BOXLIGHT Corporation

BOXLIGHT delivers interactive educational products for the global learning market

- Design
- Produce
- Distribute
- Support





BOXLIGHT

BOXLIGHT Solutions

Classroom Displays

- Projectors
  - Standard
  - Interactive
- Interactive flat panels
- Interactive tables

Complementary Devices and Solutions

- Tablets
- Audio
- Mobile stands & devices
- Software, content
- Support, consulting and services

Mobile Science Lab

- New paradigm in science labs – tablets and sensors
- 1/3 to 1/2 cost
- New markets - primary schools, home schools & emerging markets
- Palm size science lab
- Mobile and wireless

BOXLIGHT Portfolio

Sales, Services, Support and Systems Integration solutions
- Education value added solution provider
- Systems integration, implementation and consulting

Interactive Displays Solutions
- World's 1st interactive projector
- Worldwide scale R&D, engineering, manufacturing
- Global distribution network
- OEM and BOXLIGHT brand sales
- 400+ global channel partners

STEM Solutions
- Wireless, compact data-logger
- R&D, manufacturing, software
- Key markets: Russia, Azerbaijan, Vietnam, Philippines, Israel, Brazil, Mexico, Chile, Uruguay
- WorldDidac & scholastic awards
- 57 global channel partners

Classrooms Then and Now

1900



2000



Today…Tomorrow


Wireless & Internet
Interactive Displays
Networking
Computers
Digital Content
Tablets
Electronic Books
Interactive Devices

Interactive Displays







Complementary Devices & Solutions

Classroom Ready Solutions







Award-Winning Software



GLOBIlab



Classroom Management Software


Line view
Bar view
Meters view
Map view
Table view

GLOBIware

STEM Lab


With an
all-in-one
science lab
Labdisc
gensci
Labdisc
enviro
Labdisc
gensci
Labdisc
biochem
Labdisc
physio

BOXLIGHT Innovation

- Pioneered the interactive projector
- Holds 32 patents across largest worldwide markets
- Established new paradigm for science labs
  - Tablet-based, mobile, cost effective, new markets (elementary schools)
- Includes depth and breadth of products
  - Entry-level to high-end solutions
- Recognized as an industry leader
  - Innovative, nimble, proactive, visionary
  - Best cost-to-feature value

BOXLIGHT

Best-In-Class Technology Awards

Best Of Show
Award honors new technologies with the most classroom impact.

Awards Of Excellence
Honors new and upgraded products that demonstrate excellence in ed-technology

Awards Of Excellence
Salutes already-released products that have made significant enhancements since first versions.

ISTE TOP FIVE
Scholastic Administrator Editorial Top Picks From ISTE Conference

WORLDDIDAC 2012 EDUCATION Foundation Award

American Business Awards "FASTEST GROWING TECH COMPANY"

American Business Awards "BEST NEW HARDWARE PRODUCT"

American Business Awards "BEST NEW EDUCATION PRODUCT"

European Learning Awards "MOST INNOVATIVE NEW PRODUCT"

BOXLIGHT

Global Education Technology Spending

Worldwide Spend On Education Hardware


25
20
15
10
5
0
Complementary Devices
Classroom Displays
Mobile PCs
$8.0
$12.9
$20.6
2010
2011
2012
2013
2014
2015
2016
2017

(in billions)

2015 Worldwide Spending By Device Type


35%
63%
2%

- Mobile PCs/tablets - $9.4b
- Classroom displays - $5.2b
- Complementary devices - $369m

Source: Futuresource Consulting

BOXLIGHT

Education Market Buzz

Education Investment is Trending Upward

- "Global Ed Tech Financing Hits Record in Q1 2014" *CB Insights, April 2014*
- "It's not only that there's this huge behemoth sector of the economy that spends $1.2 trillion on educating kids, but that it's old, it's long in the tooth and it's bound to get disrupted". *Don Burton, Managing Director Techstars Kaplan Edtech Accelerator Program, March 2014*
- "The Next Gold Rush" Start-ups Move into Education". *Dan Jeffers, EdTech consultant, April '14*
- "Ed Tech investments hit $1.25B in 2013, the second straight year of over $1B invested". *CB Insights, April 2014*

Interactive Display Market



Interactive Whiteboards
Interactive Flat Panels
Interactive Projectors
Total market
1200
1000
800
600
400
200
0
2013
2014
2015
2016
2017
2018
2019

- In the global interactive display market, there has been a significant sales increase with 42% YoY growth
- Interactive whiteboard market is in decline
- Higher priced interactive flat panels now account for 50% of the market, with the CAGR forecasted to be up 20% by 2109
- Corporate market will be the same size as education in 2018

Source: Futuresource Consulting Ltd 2015

Interactive Replacement Opportunity

Replacement Technologies: 2012 – 2018e



Displays - Millions
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
1.3
1.3
1.4
1.3
1.1
1.1
1.2
Global Units
Replacement Units
0.03
0.04
0.07
0.10
0.17
0.26
0.34
2012
2013
2014E
2015E
2016E
2017E
2018E

Source: Futuresource Consulting Ltd 2015

- Of the seven million interactive displays in schools, one million are over eight years old.
- By 2018, 25% of all sales will replace existing displays
- Replacement sales are projected to grow to 340K in 2018

BOXLIGHT Advantage

Differentiation

- Strategic mergers post-IPO
  - Technology solutions – hardware, software, content - Recurring revenue
  - Education focused value added partners – USA & International
- Companies we know
  - Deep history of partnerships
  - Realize consolidation economics
  - History of selling in the education world

BOXLIGHT

Relationships & Trust

School Districts

- Are a risk-averse market
- Face increasingly more complex products
- Have a shortage of technical resources
- Work within budget constraints
- Need a trusted, experienced advisor – built on longstanding relationships

ATLANTA PUBLIC SCHOOLS
Making A Difference

The Baltimore County Public Schools

Fort Worth
INDEPENDENT SCHOOL DISTRICT

HENRY COUNTY PUBLIC SCHOOLS
People, Purpose, Passion... Possibilities

Douglas County School District

BOXLIGHT

Sales & Distribution Worldwide


Edu Field Sales
Trusted Advisors
Partnered Resellers
Acquired Resellers
Biz & Gov Sales
Edu Global Sales
Regional Field Sales
Partners
Complete Coverage of US Market
Current Reach: All Major Markets

BOXLIGHT Worldwide



- R&D and manufacturing located in Taiwan, China and Israel
- 32 patents in USA, Germany, Mexico, Israel, Japan, Taiwan, China and Others
- US Operations & Warehousing in Seattle WA, Laredo TX, and Atlanta GA
- BOXLIGHT Latin America

Source: Financial analysis: projections based on anticipated acquisitions

BOXLIGHT

Leadership Team



Mark Elliott
CEO

Promethean
President
Apple
Senior Director
E3 Corporation
President



Michael Pope
President

Vert Capital
Managing Director
Fringe Media
CFO, COO
Omniture
Sr. SEC Reporting



Hank Nance
COO

Boxlight
President



Sheri Lofgren
CFO

Logical Choice
CFO
Tarica & Whittemore
Audit Manager
KPMG
Senior Accountant



Pat Henry
CSO

Promethean
VP of Marketing
Apple
Senior Manager



Dov Bruker
President: Globisens

Globisens
Founder, CEO
Fourier
Co-Founder, CEO
Israeli Air Industry
R&D Engineer



John Campbell
President: Genesis

Promethean
VP
Teleperformance
VP
E3 Corporation
VP

BOXLIGHT

Board of Directors



Robin Richards



Rudy Crew



Tiffany Kuo



Mark Elliott



Michael Pope

Robin Richards	Rudy Crew	Tiffany Kuo	Mark Elliott	Michael Pope
Blackboard Connect	**NYC Department of Education**	**Everest**	**Promethean**	**Vert Capital**
Career Arc	**Harvard University**	**ExxonMobil**	**Apple**	**Omniture**
Mp3.com	**Miami-Dade County Public Schools**	**Deloitte**	**E3 Corporation**	**Grant Thornton**

BOXLIGHT

Investment Highlights

Growing Market

Large, growing market in a performing educational technology sector

Proven Leadership Team

Winning leadership team and BOD with track record of success & relationships

Strong Brand Recognition

Industry awards and accolades

Optimized Global Distribution

Effective sales model with customized segmentation – direct and channel

Organic Sales Growth

History of growth with recurring revenue streams & upsell opportunities

Comprehensive Solution Suite

Full solution suite of award-winning products, services and support

Need For Disruptive Thought-Leader

Weakened competitors in an open market

Fragmented Market

Industry is ready for consolidation

BOXLIGHT

Pipeline

(in thousands)	TOTAL PIPELINE	WEIGHTED PIPELINE*
BOXLIGHT	$ 68,750	$ 32,678
Globisens	$ 9,481	$ 8,261
Genesis	$ 8,447	$ 2,159
Total	$ 86,678	$ 43,098

- High profile projects include $27M Baltimore County Schools, $10M Atlanta Public Schools and $3.9M China Department of Education
- Includes $4.6M in Globisens POs and $1.5M in Boxlight POs

**Weighted for probability to close*

BOXLIGHT

Pro Forma Statements Of Operations

(in thousands)	Year Ended December 31, 2014	Quarter Ended March 31, 2014	Quarter Ended March 31, 2015
Revenue	$ 29,285	$ 4,670	$ 6,206
Cost of Goods Sold	21,738	3,655	5,054
Gross Profit	7,547	1,015	1,152
Operating Expenses	10,974	1,943	2,613
Other Expense	(126)	(29)	(142)
Net Loss[1]	$ (2,970)	$ (879)	$ (1,258)
EBITDA[1]	$ (1,491)	$ (706)	$ (855)
Adjusted EBITDA[1]	$ (460)	$ (329)	$ (478)

(1) *Attributable to company after the effect of non-controlling interest*

Operation Cost Optimization

(in thousands)	December 2014	March 2015
Gross Profit Percentage	26.77%	25.77%

EDI outsources 60% of manufacturing resulting in low gross profit margins

- Strategic plan to increase in-house manufacturing from 40% to 70% in 2015
- Manufacturing facilities in Taiwan and China are currently running at 50% capacity
- Expanded in-house manufacturing expected to result in gross profit margin of 40%

BOXLIGHT

Revenue Growth & Profitability

Revenue Growth

- Strategic acquisitions of companies to provide products, services, training or distribution that extend or complement our existing business
- Integrate sales, marketing and brand messaging strategies across companies with integrated product offering and combined global sales force

\+

Cost Reduction

- Consolidate enterprise systems including accounting, human resources and CRM for real time operational and financial reporting
- Streamline manufacturing and logistics through facility consolidation
- Centralize product development and pricing
- Consolidate G&A functions including accounting, human resources, etc.
- Increase in-house manufacturing to increase GP margin
- Centralize sales & marketing management and tools (i.e. CRM, web portals, PR, collateral, etc.)

July 2015 → **2016** → **2017**

BOXLIGHT

Pre IPO Pro Forma Balance Sheet

(in thousands)	As of March 31, 2015
Cash & Cash Equivalents	$ 5,518
Working Capital	$ 3,283
Goodwill	$ 10,557
Intangibles	$ 14,184
Long-Term Debt	$ 1,483
Equity	$ 28,353

Note: Pro Forma numbers are pre-raise and post acquisition

Use of Funds


Working Capital, $2,000
R & D, $950
Sales & Marketing, $1,000
ERP, $300
Capital Expenditures, $1,000
Current Acquisitions, $4,500
Expansion Reserve, $8,000
(in thousands)

BOXLIGHT

Capitalization Table

Including acquisitions effective upon IPO

Security	Pre-IPO
Common Shares Outstanding[1]	6,159,958
Warrants Outstanding[2]	671,885
Options Outstanding[3]	1,111,728
Fully Diluted Shares Outstanding	7,943,571

(1) *Includes acquisitions effective upon IPO* and a public offering price of $11.00 per share (the midpoint of the range)

(2) *Average exercise price: $12.10*

(3) Average exercise price: $2.93



Thank You

www.boxlightcorp.com